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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Merrill Lynch Life Variable Annuity Separate Account C

Address of Principal Business Offices (No. & Street, City, State, Zip Code):

                                  7 Roszel Road
                           Princeton, New Jersey 08540

Telephone Number (including area code):  (609) 627-3700

Name and address of agent for service of process:

                              Stephen E. Roth, Esq.
                         Sutherland Asbill & Brennan LLP
                            1275 Pennsylvania Ave. NW
                            Washington, DC 20004-2415

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes [X] No [ ]


                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the Township of Princeton and State of New Jersey on the 15th day of November, 2001.

             Signature:  Merrill Lynch Life Variable Annuity Separate Account C
                        --------------------------------------------------------
                                         (Name of Registrant)

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                         By:    /s/ Barry G. Skolnick
                                -----------------------------------------------
                         Name:  Barry G. Skolnick
                         Title: Senior Vice President and General Counsel,
                                Merrill Lynch Life Insurance Company




Attest:  /s/ Edward W. Diffin, Jr.
       ---------------------------------------
             Edward W. Diffin, Jr.
             Vice President and Senior Counsel